Exhibit 99.1

Ironclad Performance Wear Reports Third Quarter 2011 Financial Results

Results Continue To Exceed Expectations; Company Raises 2011 Guidance For The Second Time This Year

LOS ANGELES, CA – November 9, 2011 – Ironclad Performance Wear Corporation (ICPW:OB), a leader in high-performance task-specific work gloves for industrial workers, professional craftsmen and consumers, today announced financial results for the third quarter ended September 30, 2011.  The Company also raised annual sales and earnings guidance.

Third Quarter 2011 Results
The Company reported net sales for the third quarter of 2011 of $5.71 million, an increase of 68.6% percent from the third quarter 2010 of $3.38 million. This increase is primarily the result of Ironclad’s continued strong growth in the industrial/safety sales channel, particularly in the oil & gas market; increased penetration in the retail automotive sector; and the growth of specialty-branded glove styles.

Gross profit increased 52.3% to $2.16 million, or 37.8% of sales, compared to $1.42 million, or 41.8% of sales, in the third quarter of 2010.

Operating expenses as a percent of sales decreased to 27.4%, or $1.56 million, compared to 37.0% of sales, or $1.25 million, during the same period last year.

Net income from Operations increased to $592,313 compared to $163,007 during the same period in 2010.

Net income increased to $543,918, or $0.01 per share, in the third quarter 2011, compared to $140,862, or $0.00 per share, in the same period last year.

“Ironclad continues to see significant growth in the industrial, safety and retail markets, particularly the retail automotive channels” said Scott Jarus, Chairman and CEO of Ironclad.  “Additionally, both our co-branded business, such as the gloves we produce for 5.11 Tactical, along with international sales, have continued to exceed our earlier expectations.”

Year-to-Date 2011 Results
The Company reported net sales for the first nine months of 2011 of $13.72 million, an increase of 47.5% from the corresponding period in 2010 of $9.30 million.

Gross profit increased 38.4% to $5.30 million, or 38.7% of sales, compared to $3.83 million, or 41.2% of sales, for the first nine months of 2010.

Operating expenses as a percent of sales decreased to 33.5%, or $4.60 million, compared to 43.0% of sales, or $4.00 million, during the same period last year.

Net income from Operations was $702,776, compared to a loss of $168,523 during the same period of 2010; a 517% increase.

Net income increased to $516,311in the first nine months of 2011, compared to a net loss of ($231,563) in the same period last year; a 323% increase.

Balance Sheet Highlights
Cash and investments at September 30, 2011 was $853,307 compared to $871,524 in the prior year.  Accounts receivable net, factored and non-factored, were $2.78 million compared to $1.49 million in the prior year, reflecting increased sales volume and the seasonality of significant product deliveries preceding payments.  Inventory and deposits on inventory were $5.54 million compared to $4.50 million in the prior year.  Net working capital at September 30, 2011 was $4.55 million compared to $3.43 million in the prior year.  The Company had $2.09 million outstanding on its bank line of credit compared to $1.49 million in the prior year.

Revised Guidance for 2011
Ironclad’s year-to-date performance has exceeded expectations and we believe that there are significant opportunities available to us during the final quarter of the year.  As a result, we are raising our previously announced guidance for 2011.  We expect Net Sales for 2011 to be between $19.8 million and $20.6 million (32% to 37% over 2010), and EBITDA, which also includes non-cash stock option expenses (i.e. Earnings Before Interest, Taxes, Depreciation, Amortization and ASC 718) will be between $1.2 million and $1.5 million (37% to 71% over 2010).  Ironclad’s expected marginal increase in earnings per share is tempered by the fact that there is a legislated deferral of the Company’s net operating loss carry-forward, or “NOL”, by California – the Company’s home State.  This means that Ironclad will be paying State income taxes on its profits during 2011, and will be using the deferred NOL in future years.  This does not affect the use of Ironclad’s NOL for federal income tax purposes.

Mr. Jarus continued, “Ironclad’s performance throughout 2011 has been exceptional on both the top-line and bottom-line, and we expect this trend to continue throughout the rest of this year.  As previously announced, Ironclad’s Snap-on branded gloves are now in Costco stores nationwide, in time for the holiday shopping season; and the initial order of Ironclad and Realtree gloves for NAPA Auto Parts stores have also been delivered.  As a result, we have raised our guidance for 2011 to reflect these very significant positive changes to our business.”

Conference Call
Ironclad Performance Wear will hold a conference call to discuss third quarter 2011 financial results on Wednesday, November 9th, at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time).  To participate in the conference call, interested parties should dial (877) 941-1429 ten minutes prior to the call.  International callers should dial 1+ (480) 629-9857. If you are unable to participate in the live call, a replay will be available through November 23, 2011.  To access the replay, dial (877) 870-5176 (passcode: 4484069). International callers should dial 1+ (858) 384-5517 and use the same passcode.

In addition, the conference call will also be broadcast live over the Internet and can be accessed at www.ironclad.com. For those unable to participate during the live broadcast, the Webcast will be archived on this site through November 23, 2011.

The Company's financial results will be posted online at www.ironclad.com once they are publicly released.

About Ironclad Performance Wear Corporation
Ironclad Performance Wear is a leader in high-performance task-specific work gloves.  It created the performance work glove category in 1998, and continues to leverage its leadership position in the safety, construction and industrial markets through the design, development and distribution of specialized task-specific gloves for industries such as oil & gas extraction; automotive; and police, fire, first-responder and military. The Company has also extended its product line into the outdoor sports and lifestyle markets, with gloves designed specifically for hunters and campers.  Ironclad engineers and manufactures its products with a focus on innovation, design, advanced material science and durability. Ironclad's gloves and apparel are available through industrial suppliers, hardware stores, home centers, lumber yards, and sporting goods retailers nationwide; and through authorized distributors in North America, Europe, Australia and Asia.

Built Tough for the Industrial Athlete™

For more information on Ironclad, please visit the Company's Website at www.ironclad.com.

Information about Forward-Looking Statements
This release contains "forward-looking statements" that include information relating to future events and future financial and operating performance. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which that performance or those results will be achieved. Forward-looking statements are based on information available at the time they are made and/or management's good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause these differences include, but are not limited to: fluctuations in demand for Ironclad's products, the introduction of new products, Ironclad's ability to maintain customer and strategic business relationships, the impact of competitive products and pricing, growth in targeted markets, the adequacy of Ironclad's liquidity and financial strength to support its growth, and other information that may be detailed from time-to-time in Ironclad's filings with the United States Securities and Exchange Commission. Examples of such forward looking statements in this release include statements regarding guidance about and achievement of financial goals and exceptional performance for 2011, increasing interest and sales of Ironclad’s products, market opportunities presented by new products and/or customers and Ironclad’s profitability in 2011.  For a more detailed description of the risk factors and uncertainties affecting Ironclad, please refer to the Company's recent Securities and Exchange Commission filings, which are available at www.sec.gov. Ironclad undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Information about Non-GAAP Financial Measures
This release contains disclosure regarding the non-GAAP financial measure “EBITDA, including non-cash stock option expenses (Earnings Before Interest, Taxes, Depreciation, Amortization and ASC 718)”. The Company believes that disclosure regarding EBITDA, including non-cash stock option expenses, as a supplemental measure of performance improves the transparency of the Company’s disclosures.  This non-GAAP financial measure is not a substitute for GAAP financial results, and should only be considered in conjunction with the Company’s financial information that is presented in accordance with GAAP.

Contacts
Scott Jarus, CEO
scottj@ironclad.com
(310) 643-7800 x120

Lorna Miller, Media Relations
lornam@ironclad.com
(310) 496-0939

Ironclad Performance Wear Corp.
CONSOLIDATED BALANCE SHEETS

	September 30, 2011	December 31, 2010
	(unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$853,307	$1,067,437
Accounts receivable net of allowance for doubtful accounts of $110,000 and $130,000	1,352,028	776,943
Due from Factor	1,425,062	1,968,764
Inventory, net of reserve of $255,000 and $220,000	4,878,201	3,268,189
Deposits on Inventory	661,158	1,033,982
Prepaid and other	337,272	119,931
Total current assets	9,507,028	8,235,246

Property, Plant and equipment
Computer equipment and software	517,501	390,525
Vehicle	43,680	43,680
Office equipment and furniture	186,430	193,034
Leasehold improvements	43,589	39,694
Less: accumulated amortization	(484,082)	(406,909)
Total property, plant and equipment	307,118	260,024

Trademarks, net of accumulated amortization of $28,072 and $24,762	126,903	109,958
Deposits	11,354	11,354

Total Assets	$9,952,403	$8,616,582

LIABILITIES & STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued expenses	$2,862,330	$2,526,103
Line of credit	2,094,643	1,776,388
Total current liabilities	4,956,973	4,302,491

Long Term Liabilities	-	-

Stockholder's Equity
Common stock, $.001 par value; 172,744,750 shares authorized; 73,505,890 and 72,951,185
shares issued and outstanding at June 30, 2011 and December 31, 2010, respectively.	73,506	72,951
Additional paid In capital	18,397,187	18,232,713
Accumulated deficit	(13,475,263)	(13,991,573)
Total Stockholders' Equity	4,995,430	4,314,091

Total Liabilities & Stockholders' Equity	$9,952,403	$8,616,582

Ironclad Performance Wear Corp.
CONSOLIDATED STATEMENTS OF OPERATIONS - Unaudited

	Three Months Ended		Nine Months Ended
	September 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010

REVENUES
Net sales	$5,705,619	$3,383,488	$13,718,607	$9,302,322

COST OF SALES
Cost of sales	3,549,753	1,968,377	8,416,290	5,470,302

GROSS PROFIT	2,155,866	1,415,111	5,302,317	3,832,020

OPERATING EXPENSES
General and administrative	588,555	455,048	1,770,816	1,567,110
Sales and marketing	614,677	540,532	1,862,102	1,647,607
Research and development	96,963	80,513	248,955	242,177
Purchasing, warehousing and distribution	228,008	156,352	618,850	485,504
Depreciation and amortization	35,350	19,659	98,818	58,145
Total Operating Expenses	1,563,553	1,252,104	4,599,541	4,000,543

INCOME (LOSS) FROM OPERATIONS	592,313	163,007	702,776	(168,523)

OTHER INCOME(EXPENSE)
Interest expense	(17,110)	(22,693)	(62,116)	(60,398)
Interest income	15	13	39	41
Other income(expense), net	700	497	700	574
Unrealized loss on financing activities	-	-	-	(1,929)
Loss on disposition of equipment	-	-	(1,138)	-
Total Other Income(Expense), Net	(16,395)	(22,183)	(62,515)	(61,712)

NET INCOME (LOSS) BEFORE INCOME TAXES	575,918	140,824	640,261	(230,235)

PROVISION FOR (BENEFIT FROM) INCOME TAXES	32,000	(38)	123,950	1,328

NET INCOME (LOSS)	$543,918	$140,862	$516,311	$(231,563)

BASIC AND DILUTED NET INCOME (LOSS) PER COMMON SHARE
Basic	$0.01	$0.00	$0.01	$(0.00)
Diluted	$0.01	$0.00	$0.01	$(0.00)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	73,505,890	72,951,185	73,321,543	72,951,185
Diluted	84,183,290	90,852,800	83,998,941	72,951,185